                                                                 Exhibit 3.1(b)

                            CERTIFICATE OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                        INTEGRA LIFESCIENCES CORPORATION

         INTEGRA LIFESCIENCES CORPORATION, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the
"Corporation"), DOES HEREBY CERTIFY THAT:

         FIRST: The Board of Directors of the Corporation has adopted a resolution proposing and declaring advisable and in the best interests of the Corporation the following amendment to Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, to read in its entirety as follows (the "Charter Amendment"):

                  "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 75,000,000 shares, par value $.01 per share, of which 60,000,000 shares are designated as Common Stock and 15,000,000 shares are designated as Preferred Stock.

                  Effective as of 5:00 p.m., Eastern time, on the date of filing with the Secretary of State of a Certificate of Amendment (the "Effective Time"), each share of Common Stock of the Corporation issued and outstanding immediately prior thereto (the "Old Common Stock") shall automatically and without action on the part of the holder thereof be reclassified and changed into one-half of one share of Common Stock of the Corporation, $.01 par value ( the "New Common Stock"), subject to treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive, upon surrender for cancellation of such Old Certificates to the transfer agent designated by the Corporation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of shares of New Common Stock into which and for which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, the Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional interests in the shares of New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote or to any other rights of a stockholder of the Corporation. A holder of the Old Certificates shall receive, in lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, a cash amount in United States dollars equal to the same fraction multiplied by two times the average closing price of the Common Stock on the Nasdaq National Market for the five trading days immediately preceding the Effective Time."

         SECOND: The stockholders of the Corporation, at an annual meeting of stockholders called and held upon notice properly given in accordance with
    Section 222 of the Delaware General Corporation Law, have adopted and approved the Charter Amendment in accordance with the provisions of Section 212 of the Delaware General Corporation Law.

         THIRD: The Charter Amendment has been duly adopted and approved in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, said Integra LifeSciences Corporation has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer of the Corporation this 22nd day of May, 1998.

                                INTEGRA LIFESCIENCES CORPORATION


                                By: /s/ Stuart M. Essig
                                    --------------------------------------------
                                         Stuart M. Essig
                                         President and Chief Executive Officer